Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2021 Financial Results

LUBBOCK, Texas, July 27, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

●	Net income for the second quarter of 2021 was $13.7 million, compared to $15.2 million for the first quarter of 2021 and $5.6 million for the second quarter of 2020.
●	Diluted earnings per share for the second quarter of 2021 was $0.74, compared to $0.82 for the first quarter of 2021 and $0.31 for the second quarter of 2020.
●	Pre-tax, pre-provision income (non-GAAP) for the second quarter of 2021 was $15.1 million, compared to $19.0 million for the first quarter of 2021 and $20.1 million for the second quarter of 2020.
●	Average cost of deposits for the second quarter of 2021 decreased to 27 basis points, compared to 29 basis points for the first quarter of 2021 and 39 basis points for the second quarter of 2020.
●
The Company had a negative provision for loan losses in the second quarter of 2021 of $2.0 million, compared to provisions for loan losses of $89,000 for the first quarter of 2021 and $13.1 million for the second quarter of 2020.

●	Nonperforming assets to total assets were 0.37% at June 30, 2021, compared to 0.42% at March 31, 2021 and 0.33% at June 30, 2020.
●	Return on average assets for the second quarter of 2021 was 1.46% annualized, compared to 1.66% annualized for the first quarter of 2021 and 0.64% annualized for the second quarter of 2020.
●	Tangible book value (non-GAAP) per share was $20.43 as of June 30, 2021, compared to $19.28 per share as of March 31, 2021 and $17.06 per share as of June 30, 2020.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Economic activity continued to accelerate across Texas through the second quarter of 2021 as can be seen in our improved loan growth of 2.7% as compared to the first quarter of 2021 as well as our loan pipeline which ended the second quarter at a three year high. While demand is improving, we also see an opportunity to expand our loan portfolio and have implemented an initiative to grow our banking team by more than 30% over the next two years with a focus on our major metropolitan markets of Dallas and Houston. We believe we have significant earnings power sitting on our balance sheet given our low cost of funds combined with our excess liquidity as our loan to deposit ratio was 73% at June 30, 2021. As we execute on our plan and redeploy our excess liquidity into attractive, higher yielding loans, we believe our margins will begin to expand and our earnings growth will accelerate. That said, we will not sacrifice credit quality for growth and will maintain our conservative credit culture as we expand our loan portfolio. I am also pleased that the credit quality of our loan portfolio continued to improve through the second quarter of 2021, allowing us to begin to release reserve for loan losses. Given our strong fundamentals, improving loan growth outlook, and strong credit quality of our loan portfolio, we continued repurchasing shares  of our common stock in the second quarter of 2021 given the attractive value that we see.”

Results of Operations, Quarter Ended June 30, 2021

Net Interest Income

Net interest income was $29.6 million for the second quarter of 2021, compared to $29.5 million for the first quarter of 2021 and $30.4 million for the second quarter of 2020. Net interest margin was 3.42% for the second quarter of 2021, compared to 3.52% for the first quarter of 2021 and 3.79% for the second quarter of 2020. The average yield on loans was 4.97% for the second quarter of 2021, compared to 5.07% for the first quarter of 2021 and 5.06% for the second quarter of 2020. The average cost of deposits was 27 basis points for the second quarter of 2021, representing a two basis point decrease from the first quarter of 2021 and a 12 basis point decrease from the second quarter of 2020.

Interest income was $33.0 million for the second quarter of 2021, compared to $33.0 million for the first quarter of 2021 and $34.0 million for the second quarter of 2020. Although interest income was flat in the second quarter of 2021 compared to the first quarter of 2021, there was a change in the mix of loan interest income. In the second quarter of 2021, interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans declined $721 thousand compared to the first quarter of 2021, as the average balance of PPP loans decreased $22.5 million during the second quarter of 2021, offset by an increase in interest income on non-PPP loans of $801 thousand, due to growth of $48.7 million in average non-PPP loans during the second quarter of 2021. Interest income decreased by $1.0 million in the second quarter of 2021 compared to the second quarter of 2020 primarily due to lower interest rates on loans, securities, and other interest-earning assets, partially offset by growth in average securities and other interest-earning assets. During the second quarter of 2021, the Company recognized $1.9 million in PPP-related fees. At June 30, 2021, the Company had $4.6 million of deferred PPP fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.4 million for the second quarter of 2021, compared to $3.4 million for the first quarter of 2021 and $3.6 million for the second quarter of 2020. Interest expense and the cost of interest-bearing liabilities were both consistent as compared to the first quarter of 2021. The decrease from the second quarter of 2020 was primarily due to lower interest rates paid on interest-bearing liabilities, partially offset by growth in average interest-bearing liabilities. The increase of $105.2 million in average interest-bearing liabilities was largely due to growth in deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $22.3 million for the second quarter of 2021, compared to $26.5 million for the first quarter of 2021 and $24.9 million for the second quarter of 2020. The decrease from the first quarter of 2021 was primarily due to a decline of $5.1 million in mortgage banking activities revenue. This is reflective of a decrease of $56.9 million in mortgage loan originations and a decrease of $1.6 million in the fair value adjustment to the Company’s mortgage servicing rights. The decrease in noninterest income for the second quarter of 2021 as compared to the second quarter of 2020 was primarily due to a decline of $4.2 million in mortgage banking activities revenue as a result of $61 million less in interest rate lock commitments and a decline in gain on sale margins. This decrease was partially offset by growth in bank card services and interchange revenue and other noninterest income items.

Noninterest expense was $36.8 million for the second quarter of 2021, compared to $37.1 million for the first quarter of 2021 and $35.2 million for the second quarter of 2020. The decrease from the first quarter of 2021 was primarily the result of a decrease of $940 thousand in personnel expense related to a decline in mortgage production and lower health insurance costs, after having been elevated in the first quarter of 2021. This decrease was partially offset by increases in marketing and business development expenses, bank card expenses, and other noninterest expenses. The increase in noninterest expense for the second quarter of 2021 as compared to the second quarter of 2020 was primarily driven by a $1.8 million increase in personnel expense. This increase was predominantly related to $1.4 million in higher commissions paid on mortgage loan originations and a rise in salary and other personnel expenses to support mortgage activities.

As part of the Bank’s information technology roadmap, management is implementing a process to begin transitioning the Company’s computing and data storage to the cloud. This is expected to deliver increased security, more seamless maintenance, and lower costs. The Bank is also refocusing its advertising to digital media to improve new customer lead generation. The Bank’s technology initiatives are expected to modestly add to noninterest expense starting in the second half of 2021.

Loan Portfolio and Composition

Loans held for investment were $2.30 billion as of June 30, 2021, compared to $2.24 billion as of March 31, 2021 and $2.33 billion as of June 30, 2020. The $60.8 million, or 2.7%, increase during the second quarter of 2021 as compared to the first quarter of 2021 was primarily the result of organic net loan growth of $120.1 million, partially offset by a net decrease of $59.3 million in PPP loans as the Company funded $13.9 million in new PPP loans and received repayments of $73.1 million on PPP loans, during the second quarter of 2021. The organic loan growth occurred in a majority of loan segments, with the largest volume growth in residential construction, multifamily properties, and agricultural production loans. As of June 30, 2021, loans held for investment decreased $28.3 million from June 30, 2020, largely attributable to net payments on PPP loans of $99.7 million as of June 30, 2021, partially offset by organic loan growth experienced in the first and second quarters of 2021 after slower loan demand and accelerated repayments by customers on non-PPP loans noted in 2020.

Agricultural production loans were $96.2 million as of June 30, 2021, compared to $80.5 million as of March 31, 2021 and $131.5 million as of June 30, 2020. The increase from the first quarter of 2021 is due to typical seasonal funding on these agricultural production loans. The decrease from the second quarter of 2020 is primarily due to the loss of several large customers.

Deposits and Borrowings

Deposits totaled $3.16 billion as of June 30, 2021, compared to $3.16 billion as of March 31, 2021 and $2.95 billion as of June 30, 2020. Deposits slightly increased by $2.9 million, or 0.1%, in the second quarter of 2021 from March 31, 2021. As of June 30, 2021, deposits increased $277.5 million, or 10.3%, from June 30, 2020. The increase in deposits since June 30, 2020 is primarily a result of organic growth as well as existing customers depositing funds received from PPP loan advances, stimulus checks, and generally maintaining higher liquidity in response to the ongoing COVID-19 pandemic. This growth was partially offset by a decrease of $15.9 million in downstream correspondent bank deposits during the second quarter of 2021. This decrease is a result of City Bank no longer offering cash letter and courier services to these banks.

Noninterest-bearing deposits were $998.9 million as of June 30, 2021, compared to $962.2 million as of March 31, 2021 and $940.9 million as of June 30, 2020. Noninterest-bearing deposits represented 31.6% of total deposits as of June 30, 2021. The change in noninterest-bearing deposit balances at June 30, 2021 compared to March 31, 2021 was an increase of $36.7 million, or 3.8%. The change in noninterest-bearing deposit balances at June 30, 2021 compared to June 30, 2020 was an increase of $58.1 million, or 6.2%. The changes from both compared periods is primarily a result of organic growth as well as existing customers increasing their balances.

City Bank prepaid $50.0 million and $25.0 million of advances from the Federal Home Loan Bank of Dallas in March 2021 and April 2021, respectively, with no related prepayment fee. Additionally, fed funds purchased from downstream correspondent banks decreased $13.6 million during the second quarter of 2021.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank as a result of the COVID-19 pandemic, the Bank has provided borrowers impacted by the COVID-19 pandemic with relief by offering varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only. As of June 30, 2021, total active loan modifications attributed to COVID-19 were $36.6 million, or 1.6% of the Company’s loan portfolio, down from $46.9 million, or 2.1% of the Company’s loan portfolio, at March 31, 2021. Approximately 96% of these active modified loans at June 30, 2021 are in the hotel portfolio. We expect that these remaining loans on deferral will return to full payment status at the end of their respective deferral period.

The Company recorded a negative provision for loan losses in the second quarter of 2021 of $2.0 million compared to provisions for loan losses of $89 thousand for the first quarter of 2021 and $13.1 million for the second quarter of 2020. The reversal of provision in the second quarter of 2021 is primarily due to the general improvement in the economy, a decline in the amount of loans that are actively under a modification, and a decrease in nonperforming loans. There is continued uncertainty from the ongoing COVID-19 pandemic and the full extent of the impact on the economy and the Bank’s customers remains unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 1.87% as of June 30, 2021, compared to 2.01% as of March 31, 2021 and 1.74% as of June 30, 2020. The allowance for loan losses to non-PPP loans held for investment was 1.96% as of June 30, 2021.

The nonperforming assets to total assets ratio as of June 30, 2021 was 0.37%, compared to 0.42% as of March 31, 2021 and 0.33% at June 30, 2020. Annualized net charge-offs were 0.01% for the second quarter of 2021, compared to 0.11% for the first quarter of 2021 and 0.27% for the second quarter of 2020.

Conference Call

South Plains will host a conference call to discuss its second quarter 2021 financial results today, July 27, 2021 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13720800. The replay will be available until August 10, 2021.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Adjusted Efficiency Ratio, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Selected Income Statement Data:
Interest income	$33,016	$32,982	$33,984	$34,503	$34,007
Interest expense	3,423	3,438	3,619	3,230	3,559
Net interest income	29,593	29,544	30,365	31,273	30,448
Provision for loan losses	(2,007)	89	141	6,062	13,133
Noninterest income	22,250	26,500	26,172	31,660	24,896
Noninterest expense	36,778	37,057	36,504	35,993	35,207
Income tax expense	3,422	3,738	3,968	4,147	1,389
Net income	13,650	15,160	15,924	16,731	5,615
Per Share Data (Common Stock):
Net earnings, basic	0.76	0.84	0.88	0.93	0.31
Net earnings, diluted	0.74	0.82	0.87	0.92	0.31
Cash dividends declared and paid	0.07	0.05	0.05	0.03	0.03
Book value	21.89	20.75	20.47	19.52	18.64
Tangible book value	20.43	19.28	18.97	18.00	17.06
Weighted average shares outstanding, basic	18,039,553	18,069,186	18,053,467	18,059,174	18,061,705
Weighted average shares outstanding, dilutive	18,553,050	18,511,120	18,366,129	18,256,161	18,224,630
Shares outstanding at end of period	18,014,398	18,053,229	18,076,364	18,059,174	18,059,174
Selected Period End Balance Sheet Data:
Cash and cash equivalents	383,949	413,406	300,307	290,885	256,101
Investment securities	777,613	777,208	803,087	726,329	730,674
Total loans held for investment	2,303,462	2,242,676	2,221,583	2,288,234	2,331,716
Allowance for loan losses	42,963	45,019	45,553	46,076	40,635
Total assets	3,714,354	3,732,894	3,599,160	3,542,666	3,584,532
Interest-bearing deposits	2,159,554	2,193,427	2,057,029	2,037,743	2,006,984
Noninterest-bearing deposits	998,941	962,205	917,322	906,059	940,853
Total deposits	3,158,495	3,155,632	2,974,351	2,943,802	2,947,837
Borrowings	125,965	164,553	223,532	204,704	252,430
Total stockholders’ equity	394,254	374,671	370,048	352,568	336,534
Summary Performance Ratios:
Return on average assets	1.46%	1.66%	1.76%	1.88%	0.64%
Return on average equity	14.23%	16.51%	17.53%	19.32%	6.81%
Net interest margin (1)	3.42%	3.52%	3.64%	3.82%	3.79%
Yield on loans	4.97%	5.07%	5.10%	5.08%	5.06%
Cost of interest-bearing deposits	0.40%	0.41%	0.45%	0.50%	0.56%
Efficiency ratio	70.52%	65.76%	64.19%	56.90%	63.28%
Summary Credit Quality Data:
Nonperforming loans	12,538	14,316	14,964	15,006	10,472
Nonperforming loans to total loans held for investment	0.54%	0.64%	0.67%	0.66%	0.45%
Other real estate owned	1,146	1,377	1,353	1,336	1,335
Nonperforming assets to total assets	0.37%	0.42%	0.45%	0.46%	0.33%
Allowance for loan losses to total loans held for investment	1.87%	2.01%	2.05%	2.01%	1.74%
Net charge-offs to average loans outstanding (annualized)	0.01%	0.11%	0.11%	0.10%	0.27%

	As of and for the quarter ended
	June 30 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Capital Ratios:
Total stockholders’ equity to total assets	10.61%	10.04%	10.28%	9.95%	9.39%
Tangible common equity to tangible assets	9.98%	9.39%	9.60%	9.25%	8.66%
Common equity tier 1 to risk-weighted assets	13.12%	13.23%	12.96%	12.49%	10.47%
Tier 1 capital to average assets	10.54%	10.35%	10.24%	10.01%	9.60%
Total capital to risk-weighted assets	18.92%	19.24%	19.08%	18.67%	14.32%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2021			June 30, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,211,825	$27,084	4.91%	$2,204,441	$28,825	5.26%
Loans - PPP	156,977	2,277	5.82%	171,304	1,076	2.53%
Debt securities - taxable	543,527	2,377	1.75%	547,971	3,080	2.26%
Debt securities - nontaxable	220,006	1,465	2.67%	160,142	1,192	2.99%
Other interest-bearing assets	370,634	122	0.13%	174,753	124	0.29%

Total interest-earning assets	3,502,969	33,325	3.82%	3,258,611	34,297	4.23%
Noninterest-earning assets	255,093			247,571

Total assets	$3,758,062			$3,506,182

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,873,699	1,150	0.25%	$1,650,159	1,330	0.32%
Time deposits	326,043	1,036	1.27%	326,561	1,430	1.76%
Short-term borrowings	6,429	1	0.06%	16,449	6	0.15%
Notes payable & other long-term borrowings	4,121	3	0.29%	161,099	96	0.24%
Subordinated debt securities	75,682	1,012	5.36%	26,472	403	6.12%
Junior subordinated deferrable interest debentures	46,393	221	1.91%	46,393	294	2.55%

Total interest-bearing liabilities	2,332,367	3,423	0.59%	2,227,133	3,559	0.64%
Demand deposits	1,002,737			901,761
Other liabilities	38,315			45,576
Stockholders’ equity	384,643			331,712

Total liabilities & stockholders’ equity	$3,758,062			$3,506,182

Net interest income		$29,902			$30,738
Net interest margin (2)			3.42%			3.79%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2021			June 30, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,187,470	$53,367	4.92%	$2,185,728	$59,879	5.51%
Loans - PPP	168,238	5,275	6.32%	85,652	1,076	2.53%
Debt securities - taxable	544,761	4,809	1.78%	554,324	6,672	2.42%
Debt securities - nontaxable	218,351	2,946	2.72%	119,538	1,694	2.85%
Other interest-bearing assets	350,434	222	0.13%	162,944	858	1.06%

Total interest-earning assets	3,469,253	66,619	3.87%	3,108,186	70,179	4.54%
Noninterest-earning assets	262,351			249,114

Total assets	$3,731,604			$3,357,300

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,840,831	2,254	0.25%	$1,598,048	3,986	0.50%
Time deposits	325,213	2,089	1.30%	340,016	3,057	1.81%
Short-term borrowings	15,726	5	0.06%	23,597	99	0.84%
Notes payable & other long-term borrowings	39,283	38	0.20%	128,654	453	0.71%
Subordinated debt securities	75,659	2,031	5.41%	26,472	807	6.13%
Junior subordinated deferrable interest debentures	46,393	444	1.93%	46,393	695	3.01%

Total interest-bearing liabilities	2,343,105	6,861	0.59%	2,163,180	9,097	0.85%
Demand deposits	969,040			833,699
Other liabilities	40,958			36,364
Stockholders’ equity	378,501			324,057

Total liabilities & stockholders’ equity	$3,731,604			$3,357,300

Net interest income		$59,758			$61,082
Net interest margin (2)			3.47%			3.95%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2021	December 31, 2020

Assets
Cash and due from banks	$67,915	$76,146
Interest-bearing deposits in banks	316,034	224,161
Federal funds sold	—	—
Investment securities	777,613	803,087
Loans held for sale	79,938	111,477
Loans held for investment	2,303,462	2,221,583
Less: Allowance for loan losses	(42,963)	(45,553)
Net loans held for investment	2,260,499	2,176,030
Premises and equipment, net	59,127	60,331
Goodwill	19,508	19,508
Intangible assets	6,718	7,562
Other assets	127,002	120,858
Total assets	$3,714,354	$3,599,160

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$998,941	$917,322
Interest-bearing deposits	2,159,554	2,057,029
Total deposits	3,158,495	2,974,351
Other borrowings	3,890	101,550
Subordinated debt securities	75,682	75,589
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	35,640	31,229
Total liabilities	3,320,100	3,229,112
Stockholders’ Equity
Common stock	18,014	18,076
Additional paid-in capital	140,212	141,112
Retained earnings	216,164	189,521
Accumulated other comprehensive income (loss)	19,864	21,339
Total stockholders’ equity	394,254	370,048
Total liabilities and stockholders’ equity	$3,714,354	$3,599,160

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Interest income:
Loans, including fees	$29,360	$29,861	$58,640	$60,876
Other	3,656	4,146	7,358	8,868
Total Interest income	33,016	34,007	65,998	69,744
Interest expense:
Deposits	2,186	2,760	4,343	7,043
Subordinated debt securities	1,012	403	2,031	807
Trust preferred subordinated debentures	221	294	444	695
Other	4	102	43	552
Total Interest expense	3,423	3,559	6,861	9,097
Net interest income	29,593	30,448	59,137	60,647
Provision for loan losses	(2,007)	13,133	(1,918)	19,367
Net interest income after provision for loan losses	31,600	17,315	61,055	41,280
Noninterest income:
Service charges on deposits	1,599	1,439	3,172	3,422
Income from insurance activities	1,240	1,022	2,352	2,181
Mortgage banking activities	13,711	17,955	32,527	26,708
Bank card services and interchange fees	3,073	2,344	5,715	4,582
Other	2,627	2,136	4,984	4,560
Total Noninterest income	22,250	24,896	48,750	43,771
Noninterest expense:
Salaries and employee benefits	23,377	21,621	47,695	42,431
Net occupancy expense	3,499	3,586	7,064	7,186
Professional services	1,522	1,961	3,095	3,533
Marketing and development	812	806	1,380	1,574
Other	7,568	7,233	14,601	14,494
Total noninterest expense	36,778	35,207	73,835	69,218
Income before income taxes	17,072	7,004	35,970	15,833
Income tax expense (benefit)	3,422	1,389	7,160	3,135
Net income	$13,650	$5,615	$28,810	$12,698

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2021	December 31, 2020

Loans:
Commercial Real Estate	$682,017	$663,344
Commercial - Specialized	323,576	311,686
Commercial - General	492,314	518,309
Consumer:
1-4 Family Residential	375,302	360,315
Auto Loans	230,570	205,840
Other Consumer	68,098	67,595
Construction	131,585	94,494
Total loans held for investment	$2,303,462	$2,221,583

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2021	December 31, 2020

Deposits:
Noninterest-bearing demand deposits	$998,941	$917,322
NOW & other transaction accounts	361,616	332,829
MMDA & other savings	1,470,525	1,398,699
Time deposits	327,413	325,501
Total deposits	$3,158,495	$2,974,351

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Efficiency ratio
Noninterest expense	$36,778	$37,057	$36,504	$35,993	$35,207

Net interest income	$29,593	$29,544	$30,365	$31,273	$30,448
Tax equivalent yield adjustment	309	312	336	322	290
Noninterest income	22,250	26,500	26,172	31,660	24,896
Total income	$52,152	$56,356	$56,873	$63,255	$55,634

Efficiency ratio	70.52%	65.76%	64.19%	56.90%	63.28%

Noninterest expense	$36,778	$37,057	$36,504	$35,993	$35,207
Less: net loss on sale of securities	-	-	-	-	-
Adjusted noninterest expense	$36,778	$37,057	$36,504	$35,993	$35,207

Total income	$52,152	$56,356	$56,873	$63,255	$55,634
Less: net gain on sale of securities	-	-	-	-	-
Adjusted total income	$52,152	$56,356	$56,873	$63,255	$55,634

Adjusted efficiency ratio	70.52%	65.76%	64.19%	56.90%	63.28%

Pre-tax, pre-provision income
Net income	$13,650	$15,160	$15,924	$16,731	$5,615
Income tax expense	3,422	3,738	3,968	4,147	1,389
Provision for loan losses	(2,007)	89	141	6,062	13,133
Pre-tax, pre-provision income	$15,065	$18,987	$20,033	$26,940	$20,137

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020		September 30, 2020		June 30, 2020
Tangible common equity
Total common stockholders’ equity	$394,254	$374,671	$	$ 370,048	$	$ 352,568	$	$ 336,534
Less: goodwill and other intangibles	(26,226)	(26,648)		(27,070)		(27,502)		(28,414)

Tangible common equity	$368,028	$348,023	$	$ 342,978	$	$ 325,066	$	$ 308,120

Tangible assets
Total assets	$3,714,354	$3,732,894		$3,599,160		$3,542,666		$3,584,532
Less: goodwill and other intangibles	(26,226)	(26,648)		(27,070)		(27,502)		(28,414)

Tangible assets	$3,688,128	$3,706,246		$3,572,090		$3,515,164		$3,556,118

Shares outstanding	18,014,398	18,053,229		18,076,364		18,059,174		18,059,174

Total stockholders’ equity to total assets	10.61%	10.04%		10.28%		9.95%		9.39%
Tangible common equity to tangible assets	9.98%	9.39%		9.60%		9.25%		8.66%
Book value per share	$21.89	$20.75		$20.47		$19.52		$18.64
Tangible book value per share	$20.43	$19.28		$18.97		$18.00		$17.06